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FOR IMMEDIATE RELEASE

From: David Harvey, Chairman, President and CEO                                      For questions contact:
                                                                                                                     Kirk A. Richter, Treasurer
                                                                                                                     (314) 286-8004

SIGMA-ALDRICH ANNOUNCES NEW CREDIT FACILITIES

January 2, 2002

Sigma-Aldrich Corporation (Nasdaq: SIAL) announced a change in its debt structure. The Company had previously placed $100 million in private long-term debt with the State Farm Insurance Companies for a 10-year term ending in 2010 at an interest rate of 7.687%. The Company has now placed an additional $75 million in private long-term debt with the sale of 5.16% Senior Notes due November 20, 2006 to The Prudential Insurance Company of America and Massachusetts Mutual Life Insurance Company. The $75 million borrowing is payable at the end of the loan term.

The Company intends to launch a commercial paper program of up to $300 million in January, 2002. The initial proceeds will be used primarily to pay existing bank loans. On an ongoing basis, the Company expects to use cash generated from operations and available from the commercial paper program to support working capital requirements, fund acquisitions and its share repurchase program and for general corporate purposes.

None of these debt instruments are or will be registered under the Securities Act of 1933 and they may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

To provide back-up liquidity for the commercial paper program, the Company has credit facilities with a syndicate of eleven banks led by Wells Fargo Bank, National Association, as sole lead arranger. The facilities consist of a $150 million credit line maturing in December 2006 and a $150 million credit line maturing in December 2002.

Another $25 million in credit facilities are in place at various subsidiaries as part of the Company's overall credit facilities.

The Board of Directors recently authorized an increase in the Company's credit facilities from $500 million to $550 million. The Company has received indications or commitments for this $50 million addition to its credit lines. Terms for the increased facilities are expected to be consistent with the syndicated facility supporting the commercial paper. Management has no current plans to utilize this additional credit but desired additional capacity for opportunities or needs that may arise in the future.

Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and chemical manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Sigma-Aldrich operates in 33 countries and has over 6,600 employees providing excellent service worldwide. We are committed to the success of our Customers, Employees and Shareholders through leadership in Life Science, High Technology and Service.

For more information about Sigma-Aldrich, please visit our award-winning website at www.sigma-aldrich.com.